UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 21, 2017 (November 21, 2017)

Wyndham Worldwide Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32876 (Commission File Number)	20-0052541 (IRS Employer Identification No.)

22 Sylvan Way Parsippany, NJ (Address of Principal Executive Offices)	07054 (Zip Code)

Registrant’s telephone number, including area code (973) 753-6000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On November 21, 2017, Wyndham Worldwide Corporation (“Wyndham Worldwide”) entered into a $400 million revolving credit agreement (the “Credit Agreement”), with the lenders party to the Credit Agreement from time to time, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A., as administrative agent (the “Administrative Agent”). The revolving credit facility may be increased from time to time upon our request to the Administrative Agent and the lenders’ willingness to make new loans. The credit facility matures on November 20, 2018. The Credit Agreement is in addition to our existing $1.5 billion credit facility and our existing $325 million term loan credit facility.

Under the Credit Agreement, we pay a facility fee on the total amount of the facility (whether used or unused) that varies between 0.075% and 0.225%, depending on our credit rating. Borrowings under the Credit Agreement bear interest at an annual rate based on either the “eurodollar rate” or the “alternate base rate” in effect plus the “applicable margin”. Borrowings under the Credit Agreement that are based on eurodollar rates are generally based on the rate (adjusted for any statutory reserve requirements) for eurocurrency deposits for one, two, three or six months, which is the LIBOR rate, as published on the applicable Bloomberg screen page. The “alternate base rate” of interest is the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (iii) LIBOR plus 1%.  The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. The “applicable margin” for eurodollar rate loans varies between 0.925% and 1.525%, depending on our credit rating.  The “applicable margin” for alternate base rate loans is 1.00% less than the “applicable margin” for LIBOR rate loans then in effect (but not less than 0%).

The Credit Agreement contains customary terms and conditions, including certain financial covenants, including the requirement to maintain a minimum Consolidated Interest Coverage Ratio (Consolidated EBITDA/Consolidated Interest Expense) of at least 2.5x and a maximum Consolidated Leverage Ratio (Consolidated Total Indebtedness/Consolidated EBITDA) of 4.25x or less (provided that the Consolidated Leverage Ratio may be increased for a limited period to 5.0x in connection with a material acquisition). The Credit Agreement also contains negative covenants including, without limitation, covenants restricting our ability to incur liens or additional indebtedness, to sell assets and to merge or consolidate with another entity.

The events of default under the Credit Agreement include, but are not limited to, the following: (1) failure to pay outstanding principal or interest, (2) failure of representations or warranties to be correct, in any material respects, (3) failure to perform any other term, covenant or agreement and such failure is not remedied within 30 days of notice of such failure, (4) a cross-default with other debt in certain circumstances, (5) certain defaults upon obligations under the Employee Retirement Income Security Act, (6) bankruptcy, or (7) a change in control. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the Credit Agreement.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, we and some of our subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 with respect to the Credit Agreement is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION

Date: November 21, 2017	By:	/s/ Nicola Rossi
Nicola Rossi Chief Accounting Officer